Exhibit 10.18

CERTAIN IDENTIFIED INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY, IF PUBLICLY DISCLOSED.

LENZILUMAB

LICENSE AGREEMENT

AMONG

HUMANIGEN, INC.

KPM TECH CO., LTD.

AND

TELCON RF PHARMACEUTICAL, INC.

DATED: 3 NOVEMBER 2020

CONFIDENTIAL

CONTENTS

Section	Title	Page

1	Definitions	1

2	Grant of Rights	1

3	Supplies of the Licensed Product	3

4	Compensation	4

5	Records; Reports; Audit	5

6	Development and Commercialization by Licensee	6

7	Regulatory Matters	8

8	Confidentiality	10

9	Representations and Warranties	11

10	Indemnification	13

11	Limitation of Liability	13

12	Proprietary Rights	14

13	Term and Termination	15

14	General Provisions	17

Exhibit	Title	Page

A	Definitions	A-1

B	Licensed Patents	B-1

C	Licensed Know-How and Licensed Copyrights	C-1

D	Licensed Trademarks	D-1

E	Licensed Product	E-1

F	Compensation for License	F-1

G	Retention of Exclusivity Requirements	G-1

H	Specific Diligence Requirements	H-1

I	Insurance Requirements	I-1

J	Content for Public Announcements	J-1

K	Key Terms of Supply Agreement	K-1

CONFIDENTIAL	LICENSE AGREEMENT	PAGE i

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made this 3rd day of November, 2020 (the “Effective Date”) among:

HUMANIGEN, INC., a Delaware corporation with offices at 533 Airport Blvd, Ste 400, Burlingame, CA 94010, USA (“HGEN”);

KPM TECH CO., LTD., a South Korean corporation (KOSDAQ: 042040) with offices at 122, Sandan-ro 163beon-gil, Danwon-gu, 15429, South Korea (“KPM”); and

TELCON RF PHARMACEUTICAL, INC., a South Korean corporation (KOSDAQ: 200230) with offices at 54, Gongse-ro, Giheung-gu, 17086, South Korea (“Telcon”).

KPM and Telcon are individually and collectively referred to herein as the “Licensee”. HGEN and Licensee are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties”.

Recitals

Whereas, HGEN owns or controls the Licensed Rights (defined below); and

Whereas, Licensee desires to obtain a license under the Licensed Rights to develop and commercialize the Licensed Product for the Licensed Indication in the Territory (as such terms are defined below), and HGEN is willing to grant such license to Licensee, under the terms and conditions set forth herein.

Now, Therefore, in consideration of the following mutual promises and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties, intending to be legally bound, agree as follows:

1	DEFINITIONS.

Certain defined terms used in this Agreement shall have the meanings respectively given to them in Exhibit A hereto.

2	GRANT OF RIGHTS.

2.1	License from HGEN to Licensee.

(a)	Grant of License. Subject to the terms and conditions of this Agreement, including but not limited to payment of the amounts set forth in Section 4 below, HGEN hereby grants to Licensee a nontransferable (except with respect to the assignment provisions in Section 14.13) license during the Term under the Licensed Rights solely:

(i)	to develop the Licensed Product; and

(ii)	to register, use, market, distribute, sell, offer for sale, import, and otherwise commercialize the Licensed Product;

CONFIDENTIAL	LICENSE AGREEMENT	PAGE 1

in the Territory solely for the Licensed Indication. Licensee may not sublicense the Licensed Rights, except as expressly set forth in Section 2.1(d) below.

(b)	Exclusivity of License. The license provided under Section 2.1(a)(i) shall be non-exclusive. The license provided under Section 2.1(a)(ii) shall be:

(i)	exclusive, for the Territory, for so long as Licensee is in compliance with the relevant exclusivity requirements of Exhibit G hereto; and

(ii)	non-exclusive, for the Territory, if HGEN elects to convert the exclusive license to non-exclusive pursuant to Exhibit G hereto if Licensee at any time is not in compliance with the relevant exclusivity requirements of Exhibit G hereto.

For clarity, if the rights of Licensee for the Territory become non-exclusive pursuant to clause 2.1(b)(ii), such rights shall not again become exclusive without the written agreement of HGEN, which shall be in the discretion of HGEN. Notwithstanding the foregoing, to the extent that any Licensed Rights are licensed to HGEN or its Affiliates by a third party on a non-exclusive basis, the license granted to Licensee under this Agreement shall be exclusive as to HGEN and non-exclusive as to any third party.

(c)	Scope of License. Licensee further undertakes and agrees that:

(i)	the Licensed Rights do not include the right to manufacture the Licensed Product;

(ii)	the Licensed Rights do not include rights for indications which are not included in the Licensed Indication;

(iii)	HGEN retains rights to research, develop and commercialize products other than the Licensed Product and the Licensed Product for fields and indications other than the Licensed Indication; and

(iv)	HGEN shall not be liable to Licensee for violation of Licensee’s exclusive rights hereunder by parties which are not Affiliates of HGEN.

(d)	Sublicensing. Licensee shall have the right to grant sublicenses under the Licensed Rights to the following parties (collectively “Sublicensees”):

(i)	Licensee’s Affiliates (without the approval of HGEN); and

(ii)	other parties which are not Licensee’s Affiliates only with the written approval of HGEN (which HGEN may provide or withhold in its discretion);

under the licenses granted to Licensee pursuant to this Section 2.1; provided that Licensee warrants and shall procure, as a condition precedent thereto, that each such Sublicensee shall be advised of, comply with, and enter into an agreement (in a form reasonably satisfactory to HGEN, with HGEN named as an intended third-party beneficiary) with Licensee pursuant to which it shall acknowledge and agree to observe and be bound by the applicable restrictions set forth in this Agreement. Licensee shall be responsible and liable for any breach of this Agreement by a Sublicensee on the same basis as a breach of this Agreement by Licensee. Other than as specifically provided in this Section 2.1(d), Licensee shall not have the right to grant sublicenses to any person or entity under the license granted pursuant to this Section 2.1. Such Sublicensees shall not have the right to further sublicense the Licensed Rights.

CONFIDENTIAL	LICENSE AGREEMENT	PAGE 2

2.2	License from Licensee to HGEN. Subject to Section 2.3(a), Licensee agrees that HGEN shall have the non-exclusive, transferable, perpetual, worldwide and royalty-free right, with the right to grant sublicenses (through multiple tiers of sublicensees), to use Improvements (including without limitation Licensee’s and its Affiliates’ and Sublicensees’ rights therein) not solely owned by HGEN pursuant to Section 12.1(b) to make, have made, use, market, distribute, sell, offer for sale, import and otherwise research, develop and commercialize products formulated with lenzilumab and other products. For clarity, the rights of HGEN under this Section 2.2 shall be subject to HGEN’s obligations under Section 2.3(a).

2.3	Exclusivity Commitments. To fairly and properly value the license of the Licensed Rights pursuant to this Agreement and confirm the diligence obligations of Licensee hereunder, the Parties undertake and agree as follows:

(a)	HGEN Commitment. For such time during the Term while Licensee enjoys exclusive rights pursuant to Section 2.1(b), HGEN and its Affiliates will not, directly or indirectly, commercialize, or grant any third party the right to commercialize, a product for the Licensed Indication in the Territory containing lenzilumab as an active ingredient (for clarity, research and development uses of lenzilumab by HGEN, its Affiliates and their permitted licensees are not restricted by this Agreement).

(b)	Licensee Commitment. During the Term and for a period of two (2) years thereafter, Licensee and its Affiliates and Sublicensees will not research, develop or commercialize, or grant any third party the right to research, develop or commercialize, a product containing lenzilumab as an active ingredient (for the Licensed Indication or any other indication), other than the Licensed Product for the Licensed Indication during the Term pursuant to this Agreement.

(c)	Unauthorized Sales. Licensee and its Affiliates and Sublicensees will not promote, market, distribute, export, or sell the Licensed Product outside of the Territory or outside of the Licensed Indication, including without limitation (i) Internet or online sales to customers outside of the Territory, or (ii) for indications not included in the Licensed Indication.

2.4	Transaction Approvals. Licensee represents and warrants to HGEN as of the Effective Date that no approvals are required under Applicable Laws by any governmental or regulatory authority in the Territory for the execution or effectiveness of this Agreement or for the remittance of payments by Licensee to HGEN hereunder. In the event that any such approvals are imposed or required after the Effective Date, Licensee at its cost shall obtain such approvals.

3	SUPPLIES OF THE LICENSED PRODUCT.

3.1	General. Subject to the terms and conditions hereunder, (i) HGEN shall supply the Licensed Product exclusively to Licensee in the Territory for the Licensed Indication, and (ii) HGEN shall be the exclusive supplier of Licensee’s requirements of the Licensed Product, pursuant to Section 3.2 below and the Supply Agreement to be entered into by and between the Parties, including matters set forth in Exhibit K.

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3.2	HGEN Alternatives. Licensee’s requirements for supplies of the Licensed Product shall be satisfied by one or more of the following alternatives:

(a)	Supplies by HGEN. Unless Section 3.2(b) applies, HGEN shall supply the Licensed Product pursuant to the Supply Agreement.

(b)	HGEN Contract Manufacturers. HGEN in its discretion may designate Licensee as an approved purchaser to one or more suppliers of the Licensed Product which operate under license from HGEN (each a “HGEN Contract Manufacturer”), so that (i) Licensee may directly provide forecasts, issue purchase orders, receive deliveries and pay for the Licensed Product, and/or (ii) Licensee and such HGEN Contract Manufacturer(s) may negotiate a direct supply agreement for the Licensed Product. (For clarity, Licensee acknowledges that such HGEN Contract Manufacturer(s) may be under an obligation to pay royalties or other compensation to HGEN or its Affiliates related to supplies of the Licensed Product sold to Licensee.)

The terms and conditions specified in Exhibit K shall apply for supplies of the Licensed Product by HGEN pursuant to Section 3.2(a) or by HGEN Contract Manufacturers pursuant to Section 3.2(b), as supplemented by mutually agreed terms in the Supply Agreement or the standard terms and conditions of the relevant HGEN Contract Manufacturer.

4	COMPENSATION.

4.1	Compensation for License. Licensee shall compensate HGEN as specified in Exhibit F attached hereto for the rights licensed by HGEN to Licensee and other obligations of HGEN pursuant to this Agreement.

4.2	Currency. All amounts due hereunder are stated in, and shall be paid in, U.S. dollars. Net Sales based on foreign revenue will be converted to U.S. dollars at the rate of exchange published in The Wall Street Journal, Digital Edition on the last day of each calendar quarter. Licensee shall provide HGEN, together with each royalty payment, a schedule detailing the calculation of Net Sales resulting from the conversion of foreign revenue to U.S. dollars as set forth herein.

4.3	Taxes. Each Party shall be responsible for its own taxes, including the income taxes on its business and, and other taxes incurred by such Party in connection with its business and with performing its obligations hereunder, as follows:

(i)	Delivery of the Licensed Products shall be made on an EX WORKS (EXW) basis outside of the Territory. Licensee shall pay any VAT (if applicable for export sales) and other transfer taxes for the sale of the Licensed Products to Licensee, and duties (including customs duties) for the import of the Licensed Products into the Territory.

(ii)	Licensee shall be solely responsible for any application fees, user fees, or other regulatory assessments payable in the Territory based on Licensee’s performance of this Agreement.

(iii)	HGEN shall be solely responsible for income taxes and any other taxes and duties payable in the USA based on HGEN’s performance of this Agreement.

(iv)	Licensee shall be solely responsible for income taxes and any other taxes and duties payable in the Territory based on Licensee’s performance of this Agreement.

(v)	If Applicable Laws in the Territory require the withholding of taxes on payments from Licensee to HGEN hereunder, Licensee shall subtract the amount thereof from such payments and shall remit such withheld amount to the relevant governmental authority in a timely manner. For the avoidance of doubt, for any payment due to HGEN hereunder, Licensee’s remittance of such withheld taxes to the relevant governmental authority, together with remittance to HGEN of the remaining balance of such payment, shall constitute Licensee’s full satisfaction of such payment obligation. Licensee shall submit to HGEN appropriate proof of payment of the withheld taxes within ten (10) calendar days after remittance to such governmental authority. The Parties shall reasonably cooperate to eliminate or minimize any such withholding taxes, to the extent permitted by and in full compliance with Applicable Law.

CONFIDENTIAL	LICENSE AGREEMENT	PAGE 4

Licensee shall provide HGEN with official receipts to confirm that such taxes have been paid.

4.4	Late Payments. Unpaid balances shall accrue interest, from the due date until paid, at a rate equal to the greater of (i) the prime rate, as reported in The Wall Street Journal, Digital Edition, on the date such payment is due, plus an additional two percent (2%) per annum, or (ii) twelve percent (12%) per annum; provided that such rate shall not exceed the maximum rate permitted under Applicable Law.

5	RECORDS; REPORTS; AUDIT.

5.1	Records. During the Term and for a period of one (1) year thereafter, Licensee shall, and shall require its Affiliates and Sublicensees to, maintain complete and accurate records relating to (i) progress made toward achievement of the milestones set forth in Exhibit F hereto, (ii) Net Sales of the Licensed Product, and (iii) all tax payments pursuant to Section 4.3.

5.2	Quarterly Reports. Within thirty five (35) calendar days following the conclusion of each calendar quarter during the Term, Licensee shall provide HGEN with written reports with respect to such calendar quarter that (i) describe in reasonable detail Licensee’s progress made toward achievement of the milestones set forth in Exhibit F hereto and compliance with the requirements of Exhibits G and H hereto during such calendar quarter, including without limitation Licensee’s non-binding, then-current best estimate for the dates to achieve such milestones, and (ii) set forth in reasonable detail complete and accurate records of Licensee’s, its Affiliates’ and Sublicensees’ gross sales, Net Sales, and calculations from gross sales to Net Sales of the Licensed Product in the Territory during such calendar quarter. Licensee will make every effort to provide quarterly reports for actual results but if actual financial results are not available for the quarter, Licensee shall provide HGEN by such date with (i) actual Net Sales for the first two months of the calendar quarter, and (ii) an estimate of Net Sales for the third month of the calendar quarter. If Licensee has provided estimated results during the year, Licensee shall include a reconciliation of the estimated to actual results for each quarter and for the year. Any differences resulting from this reconciliation shall be included in the mounts owed for the fourth quarter of the year.

5.3	Annual Reports. Annually, within sixty (60) days from the end of each calendar year during the Term, Licensee shall provide HGEN with written reports that: (i) summarize in reasonable detail Licensee’s communications and meetings with any regulatory authority related to the Licensed Product during the prior calendar year; (ii) provide HGEN with Licensee’s non-binding, reasonable, estimated rolling projection for sales of the Licensed Product in the Territory, in terms of volume quantities and Net Sales values on a country-by-country basis, for the current year and next two (2) calendar years; and (iii) set forth such other information as mutually agreed upon by the Parties. Licensee will make every effort to provide full annual reports of actual results within sixty (60) calendar days following the conclusion of each calendar year during the Term. Such annual reports shall be in addition to the quarterly reports required by Section 5.2.

5.4	Audit. During the Term and for a period of one (1) year thereafter, HGEN shall have the right, no more frequently than once per year and only during normal business hours and upon reasonable advance notice (which shall be given no less than thirty (30) days), to inspect and audit by an independent qualified outside auditor (utilizing the Korean affiliate of a global accounting firm) Licensee’s and its Affiliates’ and Sublicensees’ records relevant to (i) progress made toward achievement of the milestones set forth in Exhibit F hereto and compliance with the requirements of Exhibits G and H hereto, (ii) Net Sales, and (iii) compliance with the provisions of this Agreement. The costs of such audits shall be borne solely by HGEN; provided, however, that in the event such an audit reveals either a failure by Licensee to pay any applicable milestone payment due or an underpayment by Licensee of royalties owed hereunder, Licensee shall immediately:

CONFIDENTIAL	LICENSE AGREEMENT	PAGE 5

(i)	pay HGEN all amounts by which Licensee has underpaid HGEN as revealed by the audit, plus interest accrued thereon (from the applicable original due date) at the rate set forth in Section 4.4 above; and

(ii)	if such underpayment is more than three percent (3%) of the total due for the relevant period, reimburse HGEN for the costs of such audit.

All audit results, whether or not the results show a failure by Licensee to pay any applicable milestone payment due or an underpayment by Licensee of royalties owed hereunder, shall be promptly provided to Licensee. All information concerning royalty payments and reports, and any information learned in the course of any audit or inspection under this Section 5.4, shall be deemed to be Confidential Information of Licensee, subject to the terms and provisions of Section 8 below, except to the extent necessary for HGEN to enforce its rights under this Agreement, and License may require HGEN or any such independent qualified outside auditor to enter into a reasonable confidentiality agreement prior to allowing access to any information or records subject to audit hereunder.

6	DEVELOPMENT AND COMMERCIALIZATION BY LICENSEE.

6.1	General. Licensee shall be solely responsible at its cost for the preparation, filing and obtainment of any regulatory approvals necessary for the commercialization of the Licensed Product for the Licensed Indication in the Territory, including conducting and funding all development, regulatory and commercialization activities associated with and specifically for the purposes of obtaining regulatory approvals of the Licensed Product for the Licensed Indication in the Territory. For clarity, HGEN shall be soley responsible at its cost for the preparation, filing and obtainment of any regulatory approvals for the commercialization of the Licensed Product outside of the Territory.

6.2	Joint Steering Committee. A joint steering committee (“Joint Steering Committee”) will be established as a body for discussion and decision-making about all important courses of action affecting the development, regulatory approval and commercialization of the Licensed Product for the Licensed Indication in the Territory, including without limitation the creation of, or amendments to, the following plans:

(a)	Development Plan. Licensee shall propose, and the Joint Steering Committee shall discuss, modify and approve, a development and regulatory approval plan to develop and obtain and maintain regulatory approvals for the Licensed Product for each country within the Territory (the “Development Plan”). The Development Plan shall specify in detail required pre-clinical and clinical testing actions, protocols and plans. The initial draft Development Plan shall be submitted by Licensee to the Joint Steering Committee on or before the date which is six (6) months after the Effective Date (this period may be changed through mutual discussion by the Parties if this Agreement is amended pursuant to Section 14.9). The Development Plan shall be updated on an annual basis (within twelve (12) months after the last Development Plan was approved by the Joint Steering Committee) until regulatory approval of the Licensed Product for each country within the Territory.

CONFIDENTIAL	LICENSE AGREEMENT	PAGE 6

(b)	Launch Plan. Licensee shall propose, and the Joint Steering Committee shall discuss, modify and approve, a launch plan for each country within the Territory (the “Launch Plan”). The initial draft Launch Plan shall be submitted by Licensee to the Joint Steering Committee on or before the date which is six (6) months from the Effective Date (this period may be changed through mutual discussion by the Parties if this Agreement is amended pursuant to Section 14.9), which may be modified or delayed upon agreement by both Parties. The Launch Plan shall be updated on an annual basis (within twelve (12) months after the last Launch Plan was approved by the Joint Steering Committee) until the Licensed Product has been launched in each country within the Territory.

(c)	Commercialization Plan. Licensee shall propose, and the Joint Steering Committee shall discuss, modify and approve, a commercialization plan for each country within the Territory (the “Commercialization Plan”). The initial draft Commercialization Plan shall be submitted by Licensee to the Joint Steering Committee on or before the date which is six (6) months after the Effective Date (this period may be changed through mutual discussion by the Parties if this Agreement is amended pursuant to Section 14.9), which may be modified or delayed upon agreement by both Parties. The Commercialization Plan shall be updated on a semi-annual basis (within six (6) months after the last Commercialization Plan was approved by the Joint Steering Committee).

The Joint Steering Committee shall have a total of six (6) members, with three (3) members appointed by each Party. Each Party may appoint, remove and replace the three (3) members appointed by such Party from time to time in its discretion. All decisions of the Joint Steering Committee shall be made by majority vote, with at least one (1) member appointed by each Party voting with the majority. Each Party shall appoint at least one (i) member who is familiar with both the English and Korean commercial languages. The Joint Steering Committee shall meet in person or via videoconference or teleconference on a quarterly basis or on such other schedule as may be required and agreed. Notwithstanding the foregoing, HGEN may in its discretion discontinue the Joint Steering Committee if it determines that it is no longer necessary.

6.3	Diligence for Development. Licensee shall use, and shall require its Affiliates and Sublicensees to use, commercially reasonable efforts to develop and obtain and maintain regulatory approvals for the Licensed Product in each country within the Territory in accordance with Section 7.1 below. Such commercially reasonable efforts shall include without limitation the actions specified in the then-current Development Plan and Exhibit H. All research (if any is permitted by the amendment of this Agreement), development and regulatory approval activities shall be conducted by Licensee in accordance with Applicable Laws and the applicable Development Plan.

6.4	Diligence for Commercialization. Licensee undertakes and agrees to diligently commercialize the Licensed Product as follows:

(a)	Commercially Reasonable Efforts. Licensee shall use, and shall require its Affiliates and Sublicensees to use, commercially reasonable efforts to market, promote, and sell Licensed Product in each country within the Territory after marketing approval is obtained, in an effort to maximize Net Sales, and royalties payable under this Agreement. Such commercially reasonable efforts shall include without limitation the actions specified in the then-current Product Launch Plan, the then-current Commercialization Plan, and Exhibit H.

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(b)	Requirements to Maintain Exclusivity. Licensee shall comply with the requirements set forth in Exhibit G hereto, and in the event of noncompliance thereof, the exclusive rights purusant to Section 2.1(b)(i) provided to Licensee may, at HGEN’s option pursuant to Exhibit G, be converted to non-exclusive rights pursuant to Section 2.1(b)(ii) for the Territory.

(c)	Specific Diligence Requirements. Licensee shall comply with the requirements set forth in Exhibit G and Exhibit H hereto, and in the event of noncompliance thereof, HGEN may, at its option pursuant to Exhibit G, terminate this Agreement pursuant to Section 13.2.

6.5	Costs and Expenses. Licensee shall be solely responsible for all costs and expenses related to its development, regulatory approval, and commercialization of the Licensed Product within the Territory. Pursuant to the Services Agreement or otherwise, Licensee shall reimburse HGEN for costs and expenses related to services requested by Licensee, including without limitation travel expenses for HGEN personnel attending meetings at the request of Licensee.

7	REGULATORY MATTERS.

7.1	Regulatory Approvals. Licensee in its discretion and at its cost shall submit relevant applications and obtain and maintain regulatory approvals for the Licensed Product for the Licensed Indication in the Territory, including without limitation any pre-clinical, clinical, regulatory filings, post-approval requirements or commitments, and shall adhere to and fulfill all commitments, agreements, and promises in Licensee’s regulatory applications and all conditions of the regulatory approvals. Pursuant to the Applicable Law, Licensee shall during the Term hold and own all regulatory applications and approvals for the Licensed Product for the Licensed Indication in the Territory. Upon termination of this Agreement, Licensee shall, if requested by HGEN, assign and transfer all regulatory applications (and amendments and supplements thereto) and approvals for the Licensed Product for the Licensed Indication in the Territory to HGEN or its Affiliates or Sublicensees in accordance with Section 13.3. Licensee shall not submit any information for marketing applications or approvals covering the Licensed Product without the written consent of HGEN. Licensee shall be solely responsible for all communications with regulatory agencies in connection with the Licensed Product for the Licensed Indication in the Territory, including without limitation determining the suitability and use of documentation provided by HGEN, subject to Section 7.2. Licensee shall inform HGEN of meetings with regulatory agencies in the Territory regarding the Licensed Product promptly upon determination of the occurrence of such meetings and shall allow HGEN to participate (if possible) in any regulatory agency meetings, videoconferences, teleconferences, or other regulatory review regarding the Licensed Product.

7.2	Copies of Regulatory Information. Licensee shall provide HGEN with copies of all regulatory submissions and correspondence, and minutes or summaries of regulatory interactions, and other communications relating to the Licensed Product, within thirty (30) days of receipt or submission, or the date of such meeting or other communication. If HGEN reasonably determines that any such submission would materially adversely affect the Licensed Product, HGEN shall notify Licensee and the Joint Steering Committee shall resolve the matter in good faith.

7.3	Cooperation by HGEN. HGEN shall reasonably cooperate and promptly and diligently provide reasonable assistance as required by the relevant regulatory authority in order for Licensee to obtain and maintain the regulatory approval of the Licensed Product for the Licensed Indication in the Territory, including providing (i) data and information already in the possession of HGEN pursuant to Section 7.4 below regarding non-clinical studies, pre-clinical studies, and clinical studies of the Licensed Product for the Licensed Indication, (ii) samples of the Licensed Product requested solely for purposes of pre-clinical and clinical studies to be conducted by Licensee at Licensee’s cost in the Licensed Indication in the Territory if such studies are required by the applicable regulatory authority to apply for regulatory approval for the Licensed Product in the Territory, (iii) access for regulatory authority’s inspections of HGEN’s facilities and HGEN’s contract manufacturing facilities (including giving access to HGEN’s facilities and facilitating access to HGEN’s contract manufacturing facilities and providing cooperation for on-site inspection by the regulatory authority prior to and after granting the regulatory approval of the Licensed Product for the Licensed Indication to ensure the compliance of cGMP and other regulatory requirements applicable in the Territory), and (iv) any other reasonable requests by Licensee for the purposes of obtaining and maintaining the regulatory approval of the Licensed Product for the Licensed Indication in the Territory. It is expected that services provided by HGEN under this section and any additional services requested by Licensee and provided by HGEN shall be governed by the Services Agreement. For clarity, this Agreement does not require HGEN to undertake any clinical studies of the Licensed Product.

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7.4	Access to HGEN Data. Licensee shall have the right to reference and utilize in the Territory relevant clinical and regulatory data in HGEN’s possession and HGEN’s regulatory filings (such as US NDA, BLA and/or EUA) solely for regulatory approval and commercialization of the Licensed Product for the Licensed Indication in the Territory during the Term. Upon request by Licensee, HGEN shall promptly either make such data directly accessible to the applicable regulatory authorities such as through a drug master file or provide Licensee with a copy of such data or make such data accessible to Licensee through such means and at such times and locations as are mutually agreed upon by the Parties. In the event that the relevant regulatory authority requires any additional and/or supplemental materials and/or information for the purposes of the regulatory approval of the Licensed Product for the Licensed Indication in the Territory and maintenance thereof, the Parties in good faith shall discuss the feasibility of, and allocation of costs for, obtaining such additional and/or supplemental materials and/or information.

7.5	Access to Licensee Data. HGEN and its Affiliates and licensees shall have the right to reference and utilize without charge all toxicology/safety, clinical, patient, regulatory, scientific, technical, formulation, stability, and other data and regulatory filings relating to the Licensed Product developed or obtained by Licensee and its Affiliates and Sublicensees. Upon request by HGEN, Licensee shall either provide HGEN with a copy of all such data or shall make such data accessible to HGEN through such means and at such times and locations as are mutually agreed upon by the Parties. In addition, Licensee shall provide to HGEN a summary of such data within one (1) month after the completion of any toxicology/safety, clinical, patient, regulatory, scientific, technical, formulation, stability or other studies or any regulatory filings.

7.6	Adverse Events. Licensee and its Affiliates and Sublicensees shall comply with all Applicable Laws that relate to the reporting and investigation of adverse events related to the Licensed Product and recordkeeping with respect thereto, including without limitation developing written procedures for the surveillance, receipt, evaluation, and reporting of post-marketing adverse experiences and adverse events to the applicable regulatory authority in the Territory. Licensee and its Affiliates and Sublicensees shall provide HGEN with copies of all reports of such adverse events (with the following time periods measured from the date of receipt by Licensee, its Affiliate or Sublicensee) within (i) seven (7) calendar days for any serious adverse experience or serious adverse event as those terms are defined by FDA or (ii) ten (10) calendar days for all other adverse experiences or adverse events. Licensee shall promptly investigate all safety information it receives, and provide HGEN all data and information from its investigation (including raw data and correspondence) within ten (10) calendar days of Licensee’s receipt thereof. During the Term of this Agreement and for a period of one year following termination, Licensee shall also advise HGEN regarding any proposed labeling or regulatory approval changes affecting the Licensed Product. The PV Agreement supplements the provisions of this Section 7.6, including without limitation providing information for a global safety database (owned by HGEN with the cost of such database shared among all users with Licensee paying its proportionate share as a percentage of all quantities of the Licensed Product sold in the relevant calendar year).

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7.7	Publications. The Parties acknowledge that it would be beneficial to the advancement of biomedical research generally and of the science relating to lenzilumab in particular to publish in the Territory information related to the Licensed Product in the Licensed Indication, with prior review and approval by both Parties. Licensee agrees not to publish or publicly present any information related to the Licensed Product, without HGEN’s prior written consent, if such information contains HGEN’s Confidential Information, including without limitation Licensed Know-How. Any other publications or presentations related to the Licensed Product not containing HGEN’s Confidential Information shall be provided to HGEN at least ten (10) business days in advance of submission or presentation for HGEN’s review and concurrence, which shall not be unreasonably withheld.

7.8	Applicable Laws. HGEN and Licensee shall comply with all Applicable Laws related to the research, development, regulatory approval, sale, and commercialization of the Licensed Product.

8	CONFIDENTIALITY.

8.1	Definition. As used in this Agreement, “Confidential Information” shall mean any and all information (including, without limitation, information relating to products, processes, technologies, trade secrets, structures, ideas, works or authorship, copyrightable works, trademarks, copyrights, product concepts, techniques, information or statistics, compounds, inventions, know-how, designs, specifications, formulas, methods, samples, biological, chemical or other materials, developmental or experimental work, improvements, discoveries, past, current, planned and future research and non-clinical and clinical or other data, patient protected health information (including without limitation individually identifiable health information, test results, and other data or information used to identify a patient), drug master file, databases, software, manuals, internal policies and procedures, licenses, research and development agreements, term sheets, prices, costs, financial information, budgets, projections, marketing, selling and business plans, strategies, forecasts, sketches, records, notes, devices, drawings, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation-in-part applications and divisional applications, vendors, suppliers and customers) that either Party (a “Disclosing Party”) furnishes or otherwise makes available to the other Party (a “Receiving Party”), directly or indirectly, together with all analyses, compilations, studies or other documents which contain or otherwise reflect or are derived from such information. Without limiting the generality of the foregoing, HGEN’s Confidential Information includes all materials provided by HGEN which are Licensed Know-How.

8.2	Non-Disclosure. Each Receiving Party agrees to (i) not disclose, and maintain the confidentiality of, the Confidential Information of the Disclosing Party, and (ii) limit access to the Confidential Information of the Disclosing Party to such of its officers, agents, employees, and legal counsel who (A) are directly concerned with the purposes of this Agreement, and (B) are subject to confidentiality obligations no less restrictive than those set forth in this Agreement to the Receiving Party sufficient to permit the Receiving Party to fulfill its obligations pursuant to this Section 8.

8.3	Non-Use. Each Receiving Party agrees to only use the Confidential Information of the Disclosing Party to effect the purposes and provisions of this Agreement. For clarity, the provisions of this Section 8 are subject to Sections 2.2 and 7.5.

CONFIDENTIAL	LICENSE AGREEMENT	PAGE 10

8.4	Exceptions. The obligations of a Receiving Party pursuant to Sections 8.2 and 8.3 hereof shall not apply to the extent the Receiving Party can demonstrate by clear and convincing evidence that the Confidential Information of the Disclosing Party:

(i)	was in the Receiving Party’s possession prior to the time of disclosure by the Disclosing Party;

(ii)	is or becomes public knowledge through no fault or omission of the Receiving Party;

(iii)	is obtained by the Receiving Party from a third party under no obligation of confidentiality to the Disclosing Party; or

(iv)	is required to be disclosed by the Receiving Party in connection with a legal or administrative proceeding, provided that the Receiving Party shall (A) to the extent permitted by law, give the Disclosing Party prompt notice of such request and reasonably cooperate with the Disclosing Party to seek an appropriate protective order or other remedy, and (B) disclose only that portion of such Confidential Information which its legal counsel reasonably determines it is required to disclose.

In addition, the Receiving Party may disclose Confidential Information of the Disclosing Party that is required to be disclosed by law, by a valid order of a court or by order or regulation of a governmental agency or stock exchange, or in the course of litigation, provided that to the extent permitted by law, in all cases the Receiving Party shall give the Disclosing Party prompt notice of the pending disclosure and make a reasonable effort to obtain, or to assist the Disclosing Party in obtaining a protective order, preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.

8.5	Injunction. Each Party agrees that should it breach or threaten to breach any provisions of this Section 8, the Disclosing Party will suffer irreparable damages and its remedies at law will be inadequate. Upon any breach or threatened breach by the Receiving Party of this Section 8, the Disclosing Party shall be entitled to seek injunctive relief in addition to any other remedy which it may have, without need to post any bond or security.

9	REPRESENTATIONS AND WARRANTIES.

9.1	Mutual Representations and Warranties. Each Party represents and warrants as of the Effective Date to the other Party as follows:

(i)	it is a corporation duly organized and validly existing under the laws of the state or country of its incorporation;

(ii)	it has the complete and unrestricted power and right to enter into this Agreement and to perform its obligations hereunder;

(iii)	this Agreement has been duly authorized, executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer, or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity;

CONFIDENTIAL	LICENSE AGREEMENT	PAGE 11

(iv)	no person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act by such Party or its agents, or, with respect to Licensee, because of any act by its Affiliates or Sublicensees;

(v)	the execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which such Party is a party, or by which it is bound, nor will it violate any law or regulation of any legislature, court, governmental body, administrative agency or other authority (i) in the Territory for Licensee, or (ii) in the United States of America for HGEN; and

(vi)	as of the Effective Date, for the Licensed Product for the Licensed Indication in the Territory, (i) it has not received, and none of its Affiliates has received, any notice from any third party claiming that the Licensed Rights infringes or misappropriates any third party patents or trade secrets or other intellectual property, and (ii) it is not aware of any infringement or misappropriation by a third party of the Licensed Rights.

9.2	HGEN’s Representations and Warranties. HGEN represents and warrants to Licensee as follows:

(i)	it owns or controls the Licensed Rights with sufficient rights to grant the license to Licensee as provided herein described;

(ii)	None of HGEN or any of its Affiliates has granted as of the Effective Date, and HGEN will not, and shall cause its Affiliates not to grant during the term of this Agreement any right to any third party for the Licensed Product for the Licensed Indication in the Territory which would conflict with the rights granted to Licensee hereunder.

9.3	Product Warranty. HGEN shall provide to Licensee the benefit of product warranties given to HGEN by HGEN Contract Manufacturers, effective upon delivery, for all quantities of the Licensed Product supplied by HGEN or HGEN Contract Manufacturers under this Agreement or the Supply Agreement. Such product warranties shall include at a minimum the warranties specified in Exhibit K hereto.

9.4	Disclaimer. The warranties set forth in this AGREEMENT are provided in lieu of, and each party hereby disclaims, all other warranties, express and implied, relating to the subject matter of this Agreement, THE LICENSED PRODUCT OR the Licensed RIGHTS, including but not limited to the implied warranties of merchantability and fitness for a particular purpose, title and non-infringement of third party rights. EACH PARTY’s warranties under this Agreement are solely for the benefit of THE OTHER PARTY and may be asserted only by THE OTHER PARTY and not by any Affiliate, Sublicensee or customer of THE OTHER PARTY. EACH PARTY shall be solely responsible for all representations and warranties that SUCH PARTY MAKES TO ANY THIRD PARTY.

9.5	Opportunity to Cure. In the event of a breach of a representation or warranty by a Party, the other Party shall provide such Party with a reasonable period of time to cure such breach.

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10	INDEMNIFICATION.

10.1	By HGEN. HGEN shall defend, indemnify and hold Licensee and its Affiliates, and each of their respective directors, officers and employees, harmless from and against any and all losses, damages, liabilities, costs and expenses (including the reasonable costs and expenses of attorneys and other professionals) (collectively “Losses”) incurred by Licensee as a result of any claim, demand, action or other proceeding (each, a “Claim”) by a third party, to the extent such Losses arise out of (i) the negligence or willful misconduct of HGEN or any of its directors, officers and employees or third party contractors acting on its behalf, or (ii) HGEN’s breach of this Agreement, including without limitation any of its representations and warranties set forth in Sections 9.1 and 9.2.

10.2	By Licensee. Licensee shall defend, indemnify and hold HGEN and its Affiliates, and each of their respective directors, officers and employees, harmless from and against any and all Losses incurred by HGEN as a result of any Claim by a third party, to the extent such Losses arise out of (i) the negligence or willful misconduct of Licensee or any of its directors, officers and employees or third party contractors acting on its behalf, or (ii) Licensee’s breach of this Agreement, including without limitation any of its representations and warranties set forth in Section 9.1.

10.3	Procedure. The Party intending to claim indemnification under this Section 10 (an “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) of any Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof whether or not such Claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, unless Indemnitor does not assume the defense, and if Indemnitor fails to assume the defense, the reasonable fees and expenses of counsel retained by the Indemnitee shall be paid by the Indemnitor. The Indemnitee, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any Claim. The Indemnitor shall not be liable for the indemnification of any Claim settled or compromised by the Indemnitee without the written consent of the Indemnitor. As the Parties intend complete indemnification, all costs and expenses of enforcing any provision of this Section 10 shall also be reimbursed by the Indemnitor.

10.4	Insurance. Licensee shall at its cost obtain and maintain the policies of insurance specified in Exhibit I hereto. Any carrier providing coverage shall have a minimum A.M. Best’s rating of “A-VII” (or equivalent rating in the Territory). The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under this Agreement. Licensee shall maintain such insurance for at least three (3) years from the expiration or termination of this Agreement. Licensee shall provide HGEN with written evidence of the insurance requirements of this Section 10.4 upon HGEN’s request from time to time.

10.5	[***]

11	LIMITATION OF LIABILITY.

11.1	Limitation of Remedies. Except for damages for which A PARTY is responsible pursuant to its indemnification obligations set forth in Section 10 above, EACH PARTY specifically disclaims all liability for and shall in no event be liable for any incidental, special, indirect, consequential, or PUNITIVE damages, expenses, lost profits, lost savings, interruptions of business or other damages of any kind or character whatsoever arising out of or related to this Agreement or resulting from the manufacture, handling, marketing, sale, distribution or use of THE LICENSED Product or use of the Licensed RIGHTS, regardless of the form of action, whether in contract, tort, strict liability or otherwise, even if A PARTY was advised of the possibility of such damages. NEITHER PARTY shall have ANY remedy, and NEITHER PARTY shall have liability, other than as expressly set forth in this Agreement.

CONFIDENTIAL	LICENSE AGREEMENT	PAGE 13

11.2	Limitation of Damages. Except with respect to the indemnification specifically provided in Section 10 above, in no event shall either Party’s total aggregate liability for all claims arising out of or related to this Agreement exceed the amounts paid by Licensee to HGEN pursuant to Section 4 of this Agreement during the twelve (12) month period immediately preceding the event giving rise to liability.

11.3	Time for Asserting Damages. No action, regardless of form, arising out of or related to this Agreement may be brought by either Party more than two (2) years after such Party has knowledge of the occurrence that gave rise to the cause of such action.

11.4	Liability of KPM and Telcon. Each of KPM and Telcon shall be individually and jointly responsible and liable for the performance of the obligations of the “Licensee” hereunder. Any breach by KPM of this Agreement shall be deemed to be the breach of this Agreement by Telcon, and any breach by Telcon of this Agreement shall be deemed to be the breach of this Agreement by KPM. HGEN may consider KPM and Telcon to be one entity for purposes of this Agreement, and each of KPM and Telcon shall be deemed to be the agent of the other Party for purposes of notices, waivers, approvals, and other actions permitted or required under this Agreement.

12	PROPRIETARY RIGHTS.

12.1	Ownership of Proprietary Rights.

(a)	Existing Proprietary Rights. Each Party shall solely own all Proprietary Rights developed and owned by such Party prior to the Effective Date. For clarity, HGEN shall have sole ownership of the Licensed Patents, the Licensed Know-How, the Licensed Copyrights, and the Licensed Trademarks.

(b)	Improvements. Notwithstanding Applicable Laws regarding inventorship, HGEN and Licensee shall jointly own all Proprietary Rights in Improvements. Each Party shall take such actions and execute and deliver such documents and instruments as may be reasonably requested by the other Party to give effect to the provisions of this Section 12.1(b), and hereby assigns to the other Party an equal one-half (50%) ownership interest in or with respect to Proprietary Rights in Improvements. A Party shall provide notice of Improvements to the other Party within sixty (60) days of discovery. All such Proprietary Rights in Improvements shall be included within the Licensed Rights and may be used by Licensee in accordance with the provisions of this Agreement applying to Licensed Rights generally. HGEN shall have the non-exclusive, transferable, perpetual, worldwide and royalty-free right, with the right to grant sublicenses (through multiple tiers of sublicensees), to use jointly-owned Proprietary Rights in Improvements to make, have made, use, market, distribute, sell, offer for sale, import, export, and otherwise research, develop and commercialize products formulated with lenzilumab and other products.

12.2	Prosecution and Maintenance. HGEN shall prosecute and maintain, using reasonable discretion, the Licensed Patents and Licensed Trademarks in the Territory. Licensee shall reimburse HGEN for the reasonable costs of prosecuting and maintaining the Licensed Patents and Licensed Trademarks in the Territory. HGEN shall have the sole right to control the prosecution and maintenance of patent applications related to the Licensed Patents and trademark registrations related to the Licensed Trademarks, provided that HGEN shall provide notice to Licensee of new patent application and trademark registration filings and changes to the status of patents, patent applications and trademark registrations in the Territory for such prosecution and maintenance activities.

CONFIDENTIAL	LICENSE AGREEMENT	PAGE 14

12.3	Infringement by Third Parties. If either Party becomes aware that a third party may be infringing a Licensed Patent or Licensed Trademark in the Territory, it will promptly notify the other Party in writing, providing all information available to such Party regarding the potential infringement. HGEN shall take whatever, if any, action it deems appropriate to protect Licensee’ interests in the license granted hereunder against the alleged infringer of the Licensed Patent or Licensed Trademark. If HGEN elects to take any action, Licensee shall, at HGEN’s request and expense, cooperate and shall cause its employees to cooperate with HGEN in taking any such action, including but not limited to, cooperating with the prosecution of any infringement suit by HGEN. The Parties shall equally share all net recoveries after payment or reimbursement of enforcement costs and expenses. Licensee shall not take any such action against the alleged infringer without the written consent of HGEN.

12.4	Quality Control and Use Provisions for the Licensed Trademarks. Licensee and its Sublicenses shall additionally comply with the quality control and use provisions specified in Exhibit D for the Licensed Trademarks.

13	TERM AND TERMINATION.

13.1	Term. Subject to the provisions hereunder, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect thereafter, unless terminated earlier as set forth herein, until the latest to occur of:

(i)	the date which is ten (10) years after the Effective Date;

(ii)	the date on which no regulatory exclusivity applies for the Territory; or

(iii)	the date on which no Licensed Rights cover or would be infringed by the research, development, manufacture, importation, use, sale, offer for sale, distribution, or other commercialization of the Licensed Product for the Licensed Indication in the Territory.

13.2	Termination.

(a)	For Cause. If a Party violates or fails to perform any term or covenant of this Agreement, then the other Party may give written notice of such default (a “Notice of Default”) to such Party. If such Party fails to cure such default within sixty (60) days (or ten (10) days with respect to any payment obligation) of the effective date of the Notice of Default, then the other Party may terminate this Agreement by a second written notice (a “Notice of Termination”) to such Party, and this Agreement shall terminate on the effective date of the Notice of Termination.

(b)	Without Cause by Licensee. Licensee may in its discretion terminate this Agreement, without cause, upon not less than one hundred eighty (180) days prior written notice to HGEN.

CONFIDENTIAL	LICENSE AGREEMENT	PAGE 15

(c)	Other HGEN Termination Rights. HGEN may in its discretion terminate this Agreement as specified in Section 6.4(c), Exhibit G and Exhibit H, upon not less than sixty (60) days prior written notice to Licensee.

(d)	For Insolvency. A Party may terminate this Agreement, effective immediately, upon written notice to the other Party if such other Party becomes insolvent or is adjudicated bankrupt, or a receiver, trustee or custodian is appointed for it, or there is an assignment of such other Party’s business for the benefit of creditors, or such other Party liquidates or dissolves, or the occurrence of any action or event equivalent to one or more of the events described in this Section 13.2(d).

(e)	Termination in the Event of Export Ban. Licensee may terminate this Agreement as specified in Section 10.5(ii).

13.3	Effect of Termination. Following the termination or expiration of this Agreement, all rights granted to Licensee herein shall immediately terminate and each Party shall promptly return all relevant records and materials in its possession or control containing the other Party’s Confidential Information with respect to which the former Party does not retain rights hereunder; provided, however, that each Party may retain one archival copy of such records and materials solely to be able to monitor its obligations that survive under this Agreement. At any time following the termination or expiration of this Agreement, HGEN may, in its sole discretion, request that Licensee assign and transfer all regulatory applications (and amendments and supplements thereto) and approvals for the Licensed Product for the Licensed Indication in the Territory to HGEN or its Affiliates or designees. Within thirty (30) calendar days of Licensee’s receipt of HGEN’s request for assignment and transfer of all regulatory applications and approvals for the Licensed Product for the Licensed Indication in the Territory, Licensee shall make all necessary and applicable regulatory submissions to the applicable regulatory authority(s) that may be required to fully effectuate the assignment and transfer of the regulatory applications and approvals to HGEN or its Affiliates or designees as so designated by HGEN in its request.

13.4	Survival. Notwithstanding any other provisions of this Agreement, any liability or obligation of either Party to the other for acts or omissions accrued at the time of the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement. Such termination or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement, nor shall any termination or expiration of this Agreement relieve Licensee of its obligation to pay HGEN royalties for all Licensed Product sold by Licensee, its Affiliates or Sublicensees, which was accrued at the time of such termination or expiration. The following provisions of this Agreement shall survive termination or expiration of this Agreement for the periods respectively indicated:

One (1) Year	5.1 (Records) 5.4 (Audit)
Two (2) Years	2.3(b) (Licensee Commitment) 4.3 (Taxes) 4.4 (Late Payments)
Five (5) Years	7.7 (Publications) 9.4 (Disclaimer) 10 (Indemnification) 13.3 (Effect of Termination) 13.4 (Survival) 14 (General Provisions)

CONFIDENTIAL	LICENSE AGREEMENT	PAGE 16

Ten (10) Years

2.2             (License from Licensee to HGEN)

7.5             (Access to Licensee’s Data)

(provided, however, that Licensee’s obligation to provide a summary of data shall not survive)

7.6             (Adverse Events)

8                (Confidentiality)

11             (Limitation of Liability)

12             (Proprietary Rights)

14	GENERAL PROVISIONS.

14.1	Relationship of Parties. Each of the Parties hereto is an independent contractor and nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other.

14.2	Third Party Beneficiaries. Except for the rights of Indemnitees pursuant to Section 10 hereof, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person, including without limitation Sublicensees.

14.3	Compliance with Law. In connection with the performance of this Agreement, both Parties shall be in compliance with Applicable Laws. Both Parties agree that their respective use of the Licensed Rights, including without limitation the manufacture, handling, marketing, sale, distribution and use of the Licensed Product, by each Party, its respective Affiliates and Sublicensees, as applicable, will comply with Applicable Laws. If applicable, both Parties hereby acknowledge and agree that all or a portion of the Licensed Rights and/or HGEN’s Confidential Information disclosed hereunder is subject to, and HGEN shall comply with, export control laws (including without limitation United States Export Controls, under the Export Administration Regulations, 15 C.F.R. Parts 768-799). In the event that the export, import or delivery of the Licensed Product is delayed or prohibited under export control laws, HGEN shall promptly notify Licensee of the same and HGEN and Licensee shall not be liable or responsible for failure or delay in the performance of any of their obligations under this Agreement (including without limitation Exhibit G and Exhibit H), to the extent HGEN’s or Licensee’s failure or delay to perform is solely due to the delay or prohibition of the export, import or delivery of the Licensed Product under export control laws.

14.4	Arbitration.

(a)	Negotiations. Any dispute, controversy or claim arising out of or relating to this Agreement or a breach hereof, including without limitation the validity, construction or effect of this Agreement, or the rights and obligations created hereunder (a “Dispute”), shall be brought before a conciliation committee of executives representing both Parties that shall, within thirty (30) calendar days after being informed of the Dispute, attempt to work out a recommendation for settlement of the Dispute and transmit such recommendation to both Parties for due consideration.

(b)	Arbitration. If after thirty (30) days of consultation the Parties have failed to reach an amicable settlement of the Dispute, such Dispute shall be submitted to final and binding arbitration at the demand of either Party upon written notice to that effect to the other Party (a “Demand”). Such Dispute shall be exclusively and finally resolved by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC”) as then existing. The arbitration proceedings shall be in the English language and shall be held in Honolulu, Hawaii, USA.

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(c)	Arbitral Panel. The arbitral panel shall consist of one (1) arbitrator acceptable to Licensee and HGEN. If Licensee and HGEN cannot agree on a single arbitrator within thirty (30) days after a Demand has been made, Licensee shall appoint an arbitrator, HGEN shall appoint an arbitrator, the two (2) arbitrators shall appoint a third arbitrator, and the three (3) arbitrators shall hear and decide the Dispute. If either Party fails to appoint an arbitrator within forty five (45) days after service of the Demand for arbitration, then the ICC shall appoint an arbitrator for such Party.

(d)	Arbitral Awards. The arbitral award shall be in writing in English, shall not be contrary to the governing law of this Agreement, shall not award damages excluded by Section 11, shall provide reasons for the award, and shall be final and binding upon the Parties hereto. The losing Party shall pay all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees) incurred by the prevailing Party, as determined by the arbitrators, in connection with any Dispute unless the arbitrators direct otherwise. Each Party waives any right it may have by statute, treaty or law to contest the jurisdiction or venue of any court or service made pursuant to Section 14.7 hereof in an action or proceeding to enforce an arbitral award, and each Party agrees that the validity of arbitral awards shall only be challenged in accordance with Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

(e)	Interim Remedies. The Parties recognize and acknowledge that a breach by one Party of any of its covenants, agreements, obligations or undertakings hereunder with respect to security, confidentiality, assignment and transfer of regulatory applications and approvals following termination, or compliance with Applicable Laws may cause the non-breaching Party irreparable damage, which cannot be readily remedied by monetary damages in an action at law. In the event of any such breach, the non-breaching Party shall be entitled, in addition to all remedies accorded by law, to equitable relief (including but not limited to injunctive relief) in any court having jurisdiction to protect its interests pending arbitration as provided in this Section 14.4.

(f)	Confidentiality of Proceedings. All arbitration proceedings hereunder shall be confidential, and the arbitrator(s) shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as permitted by Section 8.4 above, neither Party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of the other Party.

(g)	Binding Effect. The provisions of this Section 14.4 shall survive any expiration or termination of this Agreement, and shall be severable and binding on the Parties hereto, notwithstanding that any other provision of this Agreement may be held or declared to be invalid, illegal, or unenforceable.

14.5	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that require the application of the law of a different state or nation).

14.6	Costs and Expenses. Except as otherwise expressly provided in this Agreement, each Party shall respectively bear all costs and expenses associated with the performance of such Party’s obligations under this Agreement.

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14.7	Notices. Any notice, request, or communication under this Agreement shall be effective only if it is in writing and (i) personally delivered, or (ii) sent by internationally recognized overnight courier with signature required, addressed to the Parties at the addresses stated below or such other persons and/or addresses as shall be furnished in writing by the respective Party in accordance with this Section 14.7. Unless otherwise provided, all notices shall be sent:

If to Licensee: KPM Tech Co., Ltd. 122, Sandan-ro 163beon-gil Danwon-gu 15429 South Korea Attention: Chief Executive Officer Telephone: +82-2-567-8002	If to HGEN: Humanigen, Inc. 533 Airport Blvd Ste 400 Burlingame, CA 94010, USA Attention: Chief Executive Officer Telephone: +1-650-243-3100
With a copy to: Telcon RF Pharmaceutical, Inc. 54, Gongse-ro, Giheung-gu, 17086 South Korea Attention: Chief Executive Officer Telephone: +82-2-515-8808	With copies to: Humanigen, Inc. 533 Airport Blvd Ste 400 Burlingame, CA 94010, USA Attention: Chief Financial Officer Telephone: +1-650-243-3100
With copies via email to: kpm.kang@kpmtech.co.kr	With copies via email to: BAtwill@Humanigen.com RPratt@LifeScienceLegal.com

If personally delivered, the date of delivery shall be deemed to be the date on which such notice, request or communication was given. If sent by overnight courier, the third business day after the date of deposit with such courier shall be deemed to be the date on which such notice, request or communication was given.

14.8	Public Announcements. Except for such disclosure as is deemed necessary, in the reasonable judgment of a Party, to comply with applicable laws or regulations, securities filings or the rules of a stock exchange, no announcement, news release, public statement, publication, or presentation relating to the existence of this Agreement, or the terms hereof, will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld. Notwithstanding the above, the Parties hereby agree to the content of and authorize public announcements made after the Effective Date generally with the content set forth in Exhibit J hereto. HGEN shall be free to disclose to third parties the fact that it has entered into this Agreement with Licensee (including a description of the Licensed Indication, the Territory, and the Licensed Product), as well as any other information contained in Exhibit J hereto.

14.9	Entire Agreement; Amendment. This Agreement and all Exhibits attached hereto, together with the Supply Agreement, the Quality Agreement, the PV Agreement and the Services Agreement, contain the entire agreement of the Parties relating to the subject matter hereof and supersede any and all prior agreements, written or oral, between HGEN and Licensee relating to the subject matter hereof. This Agreement may not be amended unless agreed to in writing by both Parties.

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14.10	Binding Effect. This Agreement shall be binding upon and inure to the benefit of, and the rights and obligations hereof shall apply to, HGEN and Licensee and any successor(s) and permitted assigns. The name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

14.11	Waiver. The rights of either Party under this Agreement may be exercised from time to time, singularly or in combination, and the exercise of one or more such rights shall not be deemed to be a waiver of any one or more of the others. No waiver of any breach of a term, provision or condition of this Agreement shall be deemed to have been made by either Party unless such waiver is addressed in writing and signed by an authorized representative of that Party. The failure of either Party to insist upon the strict performance of any of the terms, provisions or conditions of this Agreement, or to exercise any option contained in this Agreement, shall not be construed as a waiver or relinquishment for the future of any such term, provision, condition or option or the waiver or relinquishment of any other term, provision, condition or option.

14.12	Severability. If a final arbitral or judicial determination is made that any provision of this Agreement is unenforceable, such provision shall be rendered void only to the extent that such determination finds such provision unenforceable, and such unenforceable provision shall be automatically reconstituted and become a part of this Agreement, effective as of the Effective Date, to the maximum extent they are lawfully enforceable.

14.13	Assignment. Licensee shall not assign its rights or delegate its obligations under this Agreement, in whole or in part, by operation of law or otherwise, to any third party without the prior written consent of HGEN, which shall not be unreasonably withheld or delayed. HGEN may assign its rights and delegate its obligations under this Agreement (without modification of the terms of this Agreement) to an Affiliate or to a third party successor that acquires all or substantially all of its business or assets to which this Agreement relates (whether by way of merger, reorganization, acquisition, sale, sale of stock, operation of law or otherwise) without the other Party’s prior written consent; provided that the terms and conditions of this Agreement are not changed or modified without prior written consent and agreement of Licensee. As a condition to any permitted assignment hereunder, the assignor must guarantee the performance of any assignee to the terms and obligations of this Agreement and in the event that the assignor is HGEN, it shall provide to Licensee a written agreement that such assignee shall be bound by the provisions of this Agreement. Any assignment not in accordance with this Section 14.13 shall be null and void.

14.14	Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

14.15	Execution. This Agreement may be executed in multiple counterparts, each of which shall constitute an original document, but all of which shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

14.16	Individual or Collective Exercise and Enforcement. Any and all rights and remedies granted to the Licensee hereunder may be exercised and enforced by KPM or Telcon, individually or collectively, at the sole discretion of the Licensee.

[Remainder of this page left blank intentionally]

CONFIDENTIAL	LICENSE AGREEMENT	PAGE 20

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

HUMANIGEN, INC.

By:	/s/ Cameron Durrant

Name:	Cameron Durrant

Title:	Chairman & CEO

KPM TECH CO., LTD.

By:	/s/ Kim Ji Hoon

Name:	Kim Ji Hoon

Title:	President

TELCON RF PHARMACEUTICAL, INC.

By:	/s/ Kim Ji Hoon

Name:	Kim Ji Hoon

Title:	CEO

CONFIDENTIAL	LICENSE AGREEMENT	PAGE 21

EXHIBIT A: DEFINITIONS

For the purposes of this Agreement, the following terms shall have meanings as defined below:

“Affiliate” means, with respect to any Party, any entity directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such party, during and for such time as such control exists. For these purposes, “control” shall mean:

(i)	for HGEN, the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of the relevant entity; or

(ii)	for Licensee, that a party is the largest shareholder or possesses the power to elect members of the board of directors of the relevant entity.

“Applicable Laws” means all applicable international, national, federal, state, and local laws, rules and regulations. With respect to HGEN’s performance under this Agreement, Applicable Laws shall solely refer to the laws of the United States of America. With respect to Licensee’s performance under this Agreement, Applicable Laws shall refer to the laws of the Territory and to any of the laws of the United States of America applicable to Licensee’s importation, development, testing, commercialization, or sale of the Licensed Product for the Licensed Indication in the Territory.

“Claim” has the meaning specified in Section 10.1.

“Confidential Information” has the meaning specified in Section 8.1.

“Demand” has the meaning specified in Section 14.4(b).

“Development Plan” has the meaning specified in Section 6.2(a).

“Disclosing Party” has the meaning specified in Section 8.1.

“Dispute” has the meaning specified in Section 14.4(a).

“HGEN Contract Manufacturer” has the meaning specified in Section 3.2(b).

“ICC” has the meaning specified in Section 14.4(b).

“Improvement” means any improvement, new invention, discovery, idea, technique and other technology, whether or not patentable, related to the Licensed Product, that is developed by Licensee or its Affiliates or Sublicensees from and after the Effective Date, either (i) solely or (ii) jointly with a third party and/or HGEN, its Affiliates or their permitted licensees.

“Indemnitee” has the meaning specified in Section 10.3.

“Indemnitor” has the meaning specified in Section 10.3.

“Licensed Copyrights” means the copyrights described in Exhibit C hereto.

“Licensed Indication” means COVID-19 pneumonia, or a clinically-equivalent indication, which might be narrower but not broader, that is approved by the applicable regulatory authority in the Territory.

“Licensed Know-How” means the know-how described in Exhibit C hereto.

CONFIDENTIAL	LICENSE AGREEMENT	EXHIBIT A-1

“Licensed Patents” means all patents which would be infringed (if not licensed to Licensee pursuant to this Agreement), either directly or indirectly, by Licensee’s research, development, manufacture, importation, use, sale, offer for sale, distribution or other commercialization of the Licensed Product for the Licensed Indication in the Territory and which are either as of the Effective Date or at any time during the Term (i) owned by HGEN or any HGEN Affiliate, or (ii) licensed to HGEN or any HGEN Affiliate by a third party with the right to sublicense, including in each case any and all extensions, renewals, continuations, substitutions, continuations-in-part, divisions, patents-of-addition, reissues, reexaminations and/or supplementary protection certificates to any such patents. Set forth in Exhibit B attached hereto is a list of the Licensed Patents as of the Effective Date. Such Exhibit B may be updated by HGEN from time to time during the Term.

“Licensed Product” has the meaning specified in Exhibit E hereto.

“Licensed Rights” means the Licensed Patents, the Licensed Know-How, the Licensed Copyrights, and the Licensed Trademarks.

“Licensed Trademarks” means the trademarks described in Exhibit D hereto.

“Losses” has the meaning specified in Section 10.1.

“Net Sales” has the meaning specific in Exhibit F hereto.

“Notice of Default” has the meaning specified in Section 13.2.

“Notice of Termination” has the meaning specified in Section 13.2.

“Proprietary Rights” means all inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, market data, clinical data, financial data, personnel data and computer programs; all client, customer, account and supplier lists and files; all files, letters, memoranda, reports, data, sketches, drawings, laboratory notebooks, program listings and other written, photographic and tangible materials; all improvements, discoveries, enhancements, software and works of authorship; and all patent, copyright, mask works, trademark, trade name and other intellectual or proprietary property rights related to any of the foregoing.

“PV Agreement” means that certain Pharmacovigilance and Safety Data Exchange Agreement entered into between HGEN and Licensee prior to the earlier of (i) any use of the Licensed Product in humans (including without limitation for clinical trials) for the Licensed Indication in the Territory, or (ii) the date which is one hundred twenty (120) days after the date of the approval of a BLA for the Licensed Product in the U.S.

“Quality Agreement” means that certain Quality Agreement entered into between HGEN and Licensee prior to the earlier of (i) any use of the Licensed Product in humans (including without limitation for clinical trials) for the Licensed Indication in the Territory, or (ii) the date which is one hundred twenty (120) days after the date of the approval of a BLA for the Licensed Product in the U.S. for the supply of the Licensed Product. For clarity orders for the Licensed Product under the Supply Agreement will not be accepted without a Quality Agreement in place.

“Receiving Party” has the meaning specified in Section 8.1.

“Services Agreement” means that certain Services Agreement entered into between HGEN and Licensee prior to the earlier of (i) any use of the Licensed Product in humans (including without limitation for clinical trials) for the Licensed Indication in the Territory, or (ii) the date which is one hundred twenty (120) days after the approval of a BLA for the Licensed Product in the U.S. for services provided by HGEN related to the Licensed Product. No services included in or outside of this agreement will be provided by HGEN without an executed Services Agreement.

“Sublicensees” has the meaning specified in Section 2.1(d).

CONFIDENTIAL	LICENSE AGREEMENT	EXHIBIT A-2

“Supply Agreement” means that certain Supply Agreement entered into between HGEN and Licensee prior to the earlier of (i) any use of the Licensed Product in humans (including without limitation for clinical trials) for the Licensed Indication in the Territory, or (ii) the date which is one hundred twenty (120) days after the approval of a BLA for the Licensed Product in the U.S., for the supply of the Licensed Product, which shall incorporate the key terms and conditions specified in Exhibit K hereto.

“Term” has the meaning specified in Section 13.1.

“Territory” means the following countries: (i) South Korea (Republic of Korea) and (ii) the Philippines (Republic of the Philippines).

* * * * *

CONFIDENTIAL	LICENSE AGREEMENT	EXHIBIT A-3

EXHIBIT B: LICENSED PATENTS

As used in this Agreement, the “Licensed Patents” shall include without limitation the following patents and patent applications:

A.       Patents owned by HGEN or an Affiliate(s).

METHODS FOR TREATING CORONAVIRUS INFECTION AND RESULTING INFLAMMATION-INDUCED LUNG INJURY
Country	Status	Expiry Date (Estimated)
United States
U.S. Provisional App. No.: 62/986,751 March 2020	Pending	N/A
U.S. Provisional App. No.: 63/027,128 May 2020	Pending	N/A
U.S. Provisional App. No.: 63/072,716 August 2020	Pending	N/A
U.S. Provisional App. No.: 63/088,971 October 2020	Pending	N/A
PCT International Application The South Korean and Philippine applications will be via national phase entry of the PCT in these countries.	To be filed March 2021	March 2041

ANTIBODIES TO GRANULOCYTE-MACROPHAGE COLONY-STIMULATING FACTOR
Country	Status	Expiry Date (Estimated)
United States
US Patent No. 8,168,183	Registered	28-Apr-29
US Patent No. 9,017,674	Registered	28-Apr-29
South Korea
Patent No. 10-1824512	Registered	28-Apr-29
Patent No. 10-1852915	Registered	28-Apr-29
Philippines
None	Not Applicable	Not Applicable

B.       Patents licensed by HGEN or an Affiliate(s) from a third party.

None.

* * * * *

CONFIDENTIAL	LICENSE AGREEMENT	EXHIBIT B-1

EXHIBIT C: LICENSED KNOW-HOW AND LICENSED COPYRIGHTS

As used in this Agreement, “Licensed Know-How” shall mean the following information to the extent owned or controlled (with the right to license to Licensee) by HGEN or its Affiliates and reasonably relating to the research, development, manufacture, or commercialization of the Licensed Product for the Licensed Indication in the Territory:

1.	[***]

2.	[***]

3.	[***]

4.	[***]

5.	[***]

6.	[***]

7.	[***]

8.	[***]

9.	[***]

10.	[***]

11.	[***]

12.	[***]

13.	[***]

14.	[***]

As used in this Agreement, “Licensed Copyrights” shall mean rights of copyright in the following items:

1.	Protocols.

2.	Investigator brochure.

3.	Labeling, packaging and package insert text, design, images, and logos.

4.	Fact sheets.

5.	Web site content.

6.	Regulatory information and filings.

* * * * *

CONFIDENTIAL	LICENSE AGREEMENT	EXHIBIT C-1

EXHIBIT D: LICENSED TRADEMARKS

A.	Specification of the Licensed Trademarks. Subject to regulatory requirements in each applicable country within the Territory, Licensee and its Sublicensees shall display one (1) of the following trademarks (as determined by HGEN in its reasonable discretion) on the packaging and promotional materials for the Licensed Product:

1.	LENZILUMAB TM; or

2.	Some other trademark chosen by HGEN from time to time, which shall be reasonably acceptable to Licensee.

B.	Quality Control and Use Provisions for the Licensed Trademarks. Licensee and its Sublicensees shall comply with the following quality control and use requirements related to the Licensed Trademarks:

1.	The Licensed Trademarks must be reasonably visible, but at Licensee’s sole discretion may be smaller than Licensee’s own branding and trademarks.

2.	The Licensed Trademarks may only be used in connection with the Licensed Product for the Licensed Indication, provided that Licensed Product shall meet the specifications approved by the relevant regulatory authority.

3.	The Licensed Trademarks shall be used in such form and manner as may be approved by HGEN, including use of ® or ™ as appropriate.

4.	The Licensed Trademarks shall not be used as a trade name or as part of a corporate name.

5.	An appropriate notice shall be included on all materials and electronic communications that use the Licensed Trademarks, indicating that the Licensed Trademarks are registered and/or owned by HGEN.

6.	HGEN shall have the right to impose, and Licensee and its Sublicensees shall comply with, reasonable quality standards for the use and display of the Licensed Trademarks.

C.	Goodwill. The Licensed Trademarks, including without limitation all right, title and interest therein, all goodwill related thereto and the right to registrations thereof in all countries are and shall remain the sole and exclusive property of HGEN. Use of the Licensed Trademarks by Licensee and its Sublicensees, and any goodwill arising therefrom, shall inure to the sole benefit of HGEN and any enhancement in the value of the Licensed Trademarks that results from such use shall be effected to the sole benefit of HGEN and shall not give rise to any compensation to Licensee in the event of the termination of the Agreement.

* * * * *

CONFIDENTIAL	LICENSE AGREEMENT	EXHIBIT D-1

EXHIBIT E: LICENSED PRODUCT

“Licensed Product” shall mean lenzilumab (10mg/ml filled into a 10ml vial).

(As of the Effective Date, the standard dosage for patients for the Licensed Indication is 600mg via IV infusion every 8 hours for a total of 3 doses.)

The specifications for the Licensed Product (clinical trial material specifications) are as follows:

Test	Method	Acceptance Criteria
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	• [***] • [***] • [***]
[***]	[***]	[***] [***]
[***]	[***]	• [***] • [***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	• [***]. • [***]

a [***] and [***] performed at release only.

The above specifications for the Licensed Product are currently filed with the FDA in the IND and apply to the clinical trial materials being used as of the Effective Date. Updated specifications are under development to support EUA and BLA filings. HGEN shall have the right to modify, and as of the Effective Date is in the process of modifying, the above specifications.

For clarity, the Licensed Product shall not include any product which is a combination or sequenced product where lenzilumab is used alongside or in combination with any other active ingredient or pharmaceutical product.

* * * * *

CONFIDENTIAL	LICENSE AGREEMENT	EXHIBIT E-1

EXHIBIT F: COMPENSATION FOR LICENSE

A.	Signature Payment. Licensee shall pay to HGEN a non-refundable, one-time fee of Six Million Dollars (US$6,000,000) in consideration for work performed by HGEN prior to the Effective Date to develop the Licensed Product, which amount shall be due and payable in full within five (5) calendar days after receipt of an invoice from HGEN after the Effective Date.

B.	Milestone Payments. Within ten (10) business days following written notice from HGEN to License of the occurrence of each of the milestone events listed below with respect to the Licensed Product, Licensee shall pay to HGEN the applicable non-refundable milestone fee listed next to each such event in further consideration of the rights granted Licensee hereunder. The milestone payments are as follows:

Milestone	Milestone Payment
Last patient dosed in the US Phase 3 clinical trial in progress as of the Effective Date and top line “Successful” results of such US Phase 3 clinical trial announced to the US stock market	US$6,000,000

After completion of a US Phase 3 clinical trial, the issuance of any regulatory authorization or approval permitting the sale of the Licensed
Product in the USA, including without limitation any of the following:

(i)         an Emergency Use Authorization;

(ii)        an approved Biologics License Application; or

(iii)       an approved New Drug Application.

US$8,000,000

Each milestone payment specified above shall only be payable one time.

As used in this Agreement, “Successful” means a statistically significant result on the primary endpoint or any of the key secondary endpoints either in the modified intent to treat analysis (mITT) or the per-protocol analysis (PP).

C.	Royalties. In addition to amounts payable pursuant to Sections A and B above, Licensee shall make royalty payments to HGEN during the Term on a calendar quarterly basis, in an amount equal to [***] percent ([***]%) of Net Sales for the relevant period of time. All royalties payable to HGEN pursuant to this Section C shall be due and payable within forty five (45) days after the conclusion of each calendar quarter.

As used in this Agreement, “Net Sales” means, with respect to a given period of time, gross sales of the Licensed Product by KPM or Telcon from the first sale at arm’s length to a third party in such period, less the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated to such gross sales amounts of Licensed Product:

(i)	credits or allowances actually granted for damaged Licensed Product, returns or rejections of Licensed Product, price adjustments and billing errors;

(ii)	normal and customary trade, cash and quantity discounts, allowances, and credits;

(iii)	storage costs and transportation costs paid to third parties, including insurance, for outbound freight related to delivery of Licensed Product to the extent included in the gross amount invoiced; and

CONFIDENTIAL	LICENSE AGREEMENT	EXHIBIT F-1

(vi)	sales taxes, value added taxes and other taxes applied to the sale of Licensed Product to the extent included in the gross amount invoiced.

A Licensed Product shall be considered sold when it is shipped, delivered or invoiced, whichever is earlier. No deductions shall be made for commissions paid to individuals or companies or for the cost of collections. If Licensed Product is sold or transferred (i) for consideration, in whole or in part, other than cash, or (ii) at a discounted price for purposes of promoting the sale of other goods or services, then the Net Sale price for such Licensed Product shall be deemed to be the average invoice price then being invoiced by Licensee for cash sales in the relevant calendar quarter for the Licensed Product alone. Net Sales shall be calculated in the ordinary course of business using the accrual method of accounting in accordance with International Financial Reporting Standards. Sales of Licensed Product between or among Licensee and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales, but the subsequent final sales of the Licensed Product to third parties by such Affiliates or Sublicensees shall be included in the computation of Net Sales.

D.	Share of Sublicensee Payments. In addition to amounts payable pursuant to Sections A, B and C above, Licensee shall make payments to HGEN during the Term on a calendar quarterly basis in an amount equal to [***] percent ([***]%) of any fee or payment received from Sublicensees during such quarter (collectively “Sublicense Fees”). Sublicense Fees shall include without limitation any signing or “up front” payment, “milestone” payment, fixed fee, royalty payment, unearned portion of any minimum royalty payment, equity, joint marketing fees, intellectual property fees, research, development or commercialization funding in excess of Licensee’s cost of performing the relevant activities, and any other property, consideration or thing of value given or exchanged for a sublicense regardless of how the Licensee and Sublicensee characterize such payments or consideration. For clarity, Sublicense Fees shall not include the purchase price for Licensed Product for sales of Licensed Product between or among Licensee and its Affiliates or Sublicensees, provided that revenues from the resale of the Licensed Products by such Affiliates and Sublicenses is included in the calculation of Net Sales.

E.	Allocation of Payments. Payments to be made by Licensee to HGEN pursuant to this Exhibit F shall be allocated and paid as follows: (i) fifty percent (50%) by KPM, and (ii) fifty percent (50%) by Telcon.

F.	Acknowledgement. In establishing the compensation structure hereunder, the Parties recognize, and Licensee acknowledges, the substantial value of the various obligations being undertaken by HGEN under this Agreement, in addition to the grant of the license under the Licensed Rights, to enable the rapid and effective market introduction of the Licensed Product for the Licensed Indication in the Territory. The Parties have agreed to the payment structure set forth herein as a convenient and fair mechanism to compensate HGEN for these obligations.

* * * * *

CONFIDENTIAL	LICENSE AGREEMENT	EXHIBIT F-2

EXHIBIT G: RETENTION OF EXCLUSIVITY REQUIREMENTS

Pursuant and subject to Sections 2.1(b) and 6.4(b) of the Agreement, the license provided under Section 2.1(a)(ii) of the Agreement shall be exclusive, for the Territory, for so long as Licensee is in compliance with the relevant requirements specified in the following table:

Minimum Number of Units Sold in the Territory
2020	2021	2022	2023	2024	2025	Each Year Thereafter
None	[***]	[***]	[***]	[***]	[***]	[***]

If Licensee at any time is not in compliance with any of the foregoing exclusivity requirements, then for each calendar year HGEN may elect to enforce one of the following remedies, to be exercised not later than the date which is sixty (60) days after the date Licensee has provided all required quarterly and annual reports pursuant to Sections 5.2 and 5.3 for the relevant calendar year:

1.	By notice from HGEN to Licensee of not less than sixty (60) days, the rights of Licensee for the Territory shall thereafter be non-exclusive pursuant to Section 2.1(b)(ii) for all subsequent calendar years.

2.	By notice from HGEN to Licensee of not less than sixty (60) days, HGEN shall have the right to terminate this Agreement pursuant to Section 6.4(c).

3.	Upon presentation of an invoice by HGEN to Licensee, Licensee shall pay HGEN an amount equal to [***] percent ([***]%) of Net Sales that would have been earned from the sale of shortfall quantities (the difference between the number of units specified above to be sold and the number of units actually sold) in the relevant calendar year.

Provided, however, that (i) HGEN may initially elect to enforce subparagraph (3) above only, but (ii) upon Licensee’s refusal and/or failure to pay the full amount required to be paid to HGEN under such subparagraph (3) within thirty (30) days from receipt by Licensee of HGEN’s notice of election to enforce subparagraph (3) above, HGEN may, at its option, enforce either subparagraph (1) or subparagraph (2) above for that year and all subsequent years.

The specific “Minimum Number of Units” may be adjusted and changed (decreased or increased), when commercialization plans and launch plans are agreed, through mutual discussion between HGEN and Licensee, provided that adjustments or changes are in the discretion of each Party and must be in the form of an amendment to this Agreement.

* * * * *

CONFIDENTIAL	LICENSE AGREEMENT	EXHIBIT G-1

EXHIBIT H: SPECIFIC DILIGENCE REQUIREMENTS

Pursuant to Section 6.4(c) of the Agreement, HGEN may terminate the Agreement pursuant to Section 13.2 if Licensee does not comply with any of the following requirements:

1.	Competing Products. Licensee and its Affiliates and Sublicensees shall not sell a product other than the Licensed Product which (i) contains lenzilumab, (ii) uses the same mechanism of action (for example, other anti-GM-CSF mAbs), or (iii) is indicated for the Licensed Indication. The Parties shall consult to clarify what is or is not a competing product if requested by either Party.

2.	Corporate Support. Licensee shall devote and expend sufficient resources to implement the then-current Development Plan, Launch Plan and Commercialization Plan.

3.	Deadline to File for Regulatory Approval. Upon execution of this Agreement, Licensee shall make its commercially reasonable efforts to file for regulatory approvals in the Territory within four (4) months after the issuance of a BLA permitting the sale of the Licensed Product in the USA.

4.	Marketing Approval. Licensee or its Sublicensee shall make its commercially reasonable efforts to obtain marketing approval for the Licensed Product for the Licensed Indication in the Territory within six (6) months after issuance of any of the following in the USA:

(i)	an approved Biologics License Application; or

(ii)	an approved New Drug Application.

If the Ministry of Food and Drug Safety (“MFDS”) in South Korea does not permit Licensee to obtain the marketing approval of the Licensed Product within this six (6) month period in South Korea due to the delay of MFDS or technical issues causing delay of related clinical trials in South Korea, then HGEN agrees that this provision will be exceptionally applied in this Agreement so that the six (6) month period is extended by the period of delay which is not due to the late filing for regulatory approval by Licensee or other fault or delay of Licensee.

5.	Launch. Licensee or its Sublicensee shall commence commercial sale of the Licensed Product for the Licensed Indication in the Territory within sixty (60) days after marketing approval.

6.	Sales. The Licensed Product shall be generally available for sale in the Territory for the Licensed Indication, after marketing approval (any period of non-availability shall not exceed twelve (12) months).

7.	Promotion. The Licensed Product shall be actively and continuously promoted for the Licensed Indication, after marketing approval in the Territory. For purposes of this Section 7, Licensee or its Sublicensee shall be deemed to have not actively and continuously promoted the Licensed Product if less than:

(i)	US$[***] has been spent in the first (12) months after marketing approval in the Territory for such promotion; or

(ii)	a mutually agreed amount as specified in the then-current commercialization plan has been spent in any other continuous period of twelve (12) months for such promotion.

* * * * *

CONFIDENTIAL	LICENSE AGREEMENT	EXHIBIT H-1

EXHIBIT I: INSURANCE REQUIREMENTS

Licensee shall obtain and maintain the following policies of insurance:

1.	General Liability. Commercial general liability insurance, including broad form contractual liability insurance, covering bodily injury and property damage for Licensee’s indemnification under this Agreement, in amounts not less than US$1,000,000 per incident and US$2,000,000 in the aggregate.

2.	Clinical Trial Liability. At such time as any Licensed Product is being tested in a clinical trial in the Territory, Licensee shall at its sole cost and expense, procure and maintain clinical trial liability insurance with limits not less than US$ 10,000,000 per occurrence and in the aggregate. For clarity, in no event shall the Licensed Product be tested in a clinical trial or any other study in the Territory for any use other than the Licensed Indication.

3.	Products Liability. At such time as any Licensed Product is being commercially distributed or sold by Licensee or a Sublicensee, Licensee shall at its sole cost and expense, procure and maintain products liability insurance in amounts not less than US$10,000,000 per incident and in the aggregate.

4.	Workers Compensation. Insurance for the protection of Licensee employees from injury or death as legally required in the Territory.

All such policies shall name HGEN as an additional insured and shall be on a “claims incurred” (not “claims made”) basis.

Such insurance will be considered primary as to any other valid and collectible insurance, but only as to acts of the named insured.

[***]

For clarity, the policies limits of insurance specified in this Exhibit I or as obtained from time to time by Licensee shall not be deemed to limit the rights or maximum liability of Licensee. The rights of a Party to the proceeds of insurance shall be without prejudice to any rights or remedies such Party may have under this Agreement or otherwise at law generally, provided that neither Party shall be entitled to double recoveries or recoveries in excess of actual direct damages properly established by such Party.

* * * * *

CONFIDENTIAL	LICENSE AGREEMENT	EXHIBIT I-1

EXHIBIT J: CONTENT FOR PUBLIC ANNOUNCEMENTS

CONFIDENTIAL	LICENSE AGREEMENT	EXHIBIT J-1

Humanigen Executes Licensing Agreement for Lenzilumab™ in COVID-19 with KPM Tech/Telcon RF Pharmaceutical for South Korea and the Philippines

•	Agreement provides Humanigen up to US$20 million in milestones
•	Transaction supports the Humanigen Asia-Pacific regional corporate development strategy

Burlingame, CA, November 3, 2020 – Humanigen, Inc. (Nasdaq: HGEN) (“Humanigen”), a clinical stage biopharmaceutical company focused on preventing and treating an immune hyper-response called ‘cytokine storm’ with its lead drug candidate lenzilumab, today announced the execution of its first licensing transaction in the Asia-Pacific Region with Telcon RF Pharmaceutical, Inc. (“Telcon”) (200230.KQ) and KPM Tech Co., Ltd (“KPM Tech”) (042040.KQ) for development and commercialization rights to lenzilumab for COVID-19 for South Korea and the Philippines.

Telcon is an affiliate of KPM Tech and both companies recently invested in the Humanigen June 2020 PIPE offering. Telcon produces liquid formulations, tablets, pills, capsules, and other pharmaceutical products, as well as communication equipment.

Mr. Ji-Hoon Kim, CEO of Telcon and KPM Tech, said, “We have supported Humanigen through an equity investment and see lenzilumab as an excellent therapeutic solution for the hyperinflammation seen in COVID-19 hospitalized patients. Lenzilumab has a significant part to play in the treatment of patients in the pandemic and beyond. We are honored to be selected to develop and potentially launch lenzilumab in South Korea and the Philippines.”

The licensing agreement includes payments of up to US$20 million with US$6 million as an upfront payment upon execution of the licensing agreement and the balance of US$14 million in two payments based on achievement by Humanigen of specified milestones in the US. Telcon and KPM Tech will be responsible for gaining regulatory approval and subsequent commercialization of lenzilumab in its territories. Humanigen will earn double-digit royalties following receipt of those approvals on net sales subsequent to commercialization. The number of COVID-19 cases in South Korea and the Philippines is more than 400,000.1

“Telcon and KPM Tech invested in Humanigen with a view to increase involvement moving forward,” said Bob Atwill, Head of Asia-Pacific Region at Humanigen. “This is the next step in our relationship and we are grateful for the support we have received. Humanigen’s expansion strategy in the Asia-Pacific region is well underway and this is the first of other anticipated licensing transactions for lenzilumab in COVID-19 hospitalised patients.”

About Humanigen, Inc.

Humanigen, Inc. is developing its portfolio of clinical and pre-clinical therapies for the treatment of cancers and infectious diseases via its novel, cutting-edge GM-CSF neutralization and gene-knockout platforms. We believe that our GM-CSF neutralization and gene-editing platform technologies have the potential to reduce the inflammatory cascade associated with coronavirus infection. The company’s immediate focus is to prevent or minimize the cytokine release syndrome that precedes severe lung dysfunction and ARDS in serious cases of SARS-CoV-2 infection. The company is also focused on creating next-generation combinatory gene-edited CAR-T therapies using strategies to improve efficacy while employing GM-CSF gene knockout technologies to control toxicity. In addition, the company is developing its own portfolio of proprietary first-in-class EphA3-CAR-T for various solid cancers and EMR1-CAR-T for various eosinophilic disorders. The company is also exploring the effectiveness of its GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, bispecific or natural killer (NK) T cell engaging immunotherapy treatments to break the efficacy/toxicity linkage, including to prevent and/or treat graft-versus-host disease (GvHD) in patients undergoing allogeneic hematopoietic stem cell transplantation (HSCT). Additionally, Humanigen and Kite, a Gilead Company, are evaluating lenzilumab in combination with Yescarta® (axicabtagene ciloleucel) in patients with relapsed or refractory large B-cell lymphoma in a clinical collaboration. For more information, visit www.humanigen.com.

1	The New York Times. Covid World Map: Tracking the Global Outbreak. Updated October 28, 2020. Accessed October 28, 2020. https://www.nytimes.com/interactive/2020/world/coronavirus-maps.html.

CONFIDENTIAL	LICENSE AGREEMENT	EXHIBIT J-2

About KPM Tech Co., Ltd/Telcon RF Pharmaceutical, Inc.

KPM Tech was established in March 1971 to develop and manufacture plating chemicals, fully automatic plating equipment products, and associated technologies. On January 7, 2003, KPM Tech was approved for registration and transaction on the KOSDAQ stock market of the Korea Exchange. Key areas of focus include the manufacture and sale of PCBs, electronic communication semiconductors, surface treatment chemicals for automobile parts, and fully automatic plating equipment. KPM Tech and its subsidiaries also develop pharmaceutical and biotechnology products, including Opiranserin, an investigational non-narcotic analgesic that has completed a Phase 1/2a clinical trial in Korea.

Telcon was established in January 1999 to produce connectors, cable assemblies, etc. used in the manufacture of wireless communication equipment and today also manufactures and commercializes pharmaceutical products. The company was listed on the KOSDAQ market on November 24, 2014 and major business sectors include Telcon RF and pharmaceuticals/biotechnology. The pharmaceutical/biotechnology business division operates a Korea Good Manufacturing Practice (KGMP) production facility to produce liquid formulation products and other formulations such as tablets, pills, and capsules. There is also a continued investment in the development of new drugs.

Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual events or results may differ materially from those contained in the forward-looking statements. Words such as "will," "expect," "intend," "plan," "potential," "possible," "goals," "accelerate," "continue," and similar expressions identify forward-looking statements, including, without limitation, statements regarding our expectations surrounding our operational, research, development or commercialization activities relating to lenzilumab in the Asia Pacific region, our ability to achieve the US-based milestones to earn subsequent payments, and the ability of KPM Tech and Telcon to attain required regulatory approvals in the covered territories for us to generate royalties based on their net sales of lenzilumab. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the risks inherent in our lack of profitability and need for additional capital to grow our business; our dependence on partners to further the development of our product candidates; the uncertainties inherent in the development, attainment of requisite regulatory approvals and launch of any new pharmaceutical product; the outcome of pending or future litigation; and the various risks and uncertainties described in the "Risk Factors" sections and elsewhere in the Company's periodic and other filings with the Securities and Exchange Commission.

CONFIDENTIAL	LICENSE AGREEMENT	EXHIBIT J-3

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements made in this press release to reflect events or circumstances after the date hereof or to reflect new information or the occurrence of unanticipated events, except as required by law.

CONTACT:

Media

Cammy Duong

Westwicke, an ICR company

Cammy.Duong@Westwicke.com

203-682-8380

Investors

Alan Lada

Solebury Trout

alada@troutgroup.com

856-313-8206

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CONFIDENTIAL	LICENSE AGREEMENT	EXHIBIT J-4

EXHIBIT K: KEY TERMS OF SUPPLY AGREEMENT

1.	Requirements Basis. HGEN or a HGEN Contract Manufacturer (as determined by HGEN) shall exclusively supply Licensee’s requirements of the Licensed Product for the Licensed Indication.

2.	Prices. [***].

3.	Payment. 30 days after HGEN’s invoice. HGEN invoices to be issued on or after delivery of the Licensed Product.

4.	Delivery Point. EXW (INCOTERMS 2020) at the manufacturing site of the relevant HGEN Contract Manufacturer (as determined by HGEN). Transportation and duties paid by Licensee.

5.	Labeling & Packaging. HGEN standard labeling & packaging – prices to be adjusted for other packaging.

6.	Forecast Process. HGEN Contract Manufacturer requirement + 10 days.

7.	Purchase Order Lead Time. HGEN Contract Manufacturer requirement + 10 days.

8.	Minimum Order Quantity. HGEN Contract Manufacturer requirement.

9.	Capacity Allocation. Manufacturing capacity for the Licensed Products shall be allocated among licensees in the event of shortages by a process and formula determined by HGEN. [***].

10.	Warranties.
•	Licensed Product meets specifications at time of delivery.
•	Licensed Product manufactured in compliance with cGMPs.
•	Not less than 50% of remaining shelf life.
•	Licensed Product clear of any liens or encumbrances.
•	HGEN liability limited to purchase price of quantity delivered.

11.	Stability Testing. By the relevant HGEN Contract Manufacturer (as determined by HGEN).

12.	Manufacturing Transfer. HGEN may terminate the Supply Agreement after 7.5 years with technology transfer to Licensee or a Licensee CMO.

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CONFIDENTIAL	LICENSE AGREEMENT	Exhibit K-1